Exhibit 99.1

XL House One Bermudiana Road Hamilton HM 08 PO Box HM 2245 Hamilton HM JX Bermuda Phone +1 441 292 8515 Fax +1 441 292 5280 xlgroup.com

Contact: David Radulski Investor Relations +1 441 294 7460	Carol Parker Trott Media Relations +1 441 294 7290

XL GROUP PLC ANNOUNCES THE APPOINTMENT OF

SUZANNE B. LABARGE TO ITS BOARD OF DIRECTORS

Hamilton, Bermuda – October 27, 2011 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced that Suzanne B. Labarge has joined the Company’s Board of Directors.

A native of Ottawa, Canada, Ms. Labarge is a former Vice Chairman and Chief Risk Officer of Royal Bank of Canada (RBC Financial Group) where she was responsible for the management of enterprise-wide risk and served on the executive management committee, providing leadership for the overall strategic direction of RBC Financial Group.

During her 25 years with Royal Bank of Canada, Ms. Labarge held a variety of roles within commercial and corporate lending, internal audit, and corporate treasury before assuming responsibility for risk management.

During her career, Ms. Labarge has also served the Canadian government as an assistant auditor-general and as deputy superintendent of the Office of the Superintendent of Financial Institutions Canada.

Ms. Labarge has a Bachelor of Arts degree in economics from McMaster University and a Master of Business Administration degree from the Harvard Business School. In addition to serving on the Board of Governors for McMaster University and as a member of the Supervisory Board of Deutsche Bank AG, a global investment bank, she also served as a director and chair of the audit committee for Novelis, Inc., a Canadian producer of aluminum products until May 2007. From 2007, Ms. Labarge has served on the board, and currently chairs the audit committee, of Coca-Cola Enterprises, Inc.

Commenting on the appointment, XL’s Chairman, Robert Glauber, said: “We are delighted to have Suzanne join the XL Board. She not only possesses a wealth of knowledge and experience in enterprise risk and financial management, she also has a deep knowledge of compliance best practices. We look forward to Suzanne’s future contributions to our Board given the breadth and depth of her experience.”

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com

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